Exhibit 99.1

Service with Energy

NEWS RELEASE
	Contacts:	Todd Hornbeck, CEO
FOR IMMEDIATE RELEASE		Jim Harp, CFO
04-011		Hornbeck Offshore Services
985-727-6802

HORNBECK OFFSHORE ANNOUNCES

CONSTRUCTION OF FOURTH DOUBLE-HULLED TANK BARGE

Awarded Two New Long-Term Barge Contracts

July 23, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that its wholly-owned subsidiary, Hornbeck Offshore Transportation, LLC has signed a definitive agreement with LEEVAC Industries, LLC for the construction of an additional 135,000-barrel double-hulled tank barge. This vessel, which is expected to be delivered during the fourth quarter of 2005, has already been committed to a long-term time charter. Hornbeck has also committed one of its 110,000-barrel double-hulled tank barges, which is currently under construction at a different shipyard, to a long-term time charter. The Company is currently finalizing documentation for these two charters, which are expected to commence during the fourth quarter of 2005.

Todd Hornbeck, the Company’s President and Chief Executive Officer, commented, “All four of the double-hulled tank barges that we now have under construction are expected to commence service under long-term contracts following their delivery from the shipyards. In light of our current backlog of customer demand for new double-hulled tonnage for additional long-term contract opportunities, we are evaluating our remaining two fixed-price shipyard options for the construction of two additional double-hulled tank barges. We are pleased to be building yet another vessel with LEEVAC Industries — our thirteenth vessel to be constructed by LEEVAC over the past seven years and our second 135,000-barrel tank barge. LEEVAC is currently constructing a “sister” vessel of similar size and design for us, which is expected to be delivered by the end of calendar 2004. All eleven of the new generation OSVs constructed for us by LEEVAC were delivered on-time and on-budget.”

Hornbeck Offshore Transportation currently operates a fleet of 12 ocean-going tugs and 16 ocean-going tank barges, one of which is double-hulled. Three of its existing single-hulled tank barges are scheduled to be retired under the Oil Pollution Act of 1990 (“OPA ‘90”) by January 1, 2005. With today’s announcement, the Company now has a total of four double-hulled tank barges under construction – two 135,000-barrel barges at LEEVAC Industries and two 110,000-barrel barges at a different shipyard. Hornbeck also recently completed its previously reported acquisition of two 6,000 horsepower ocean-going tugs that were built in 1983. Following conversion for service in the Company’s U.S. transportation fleet, the newly acquired tugs are expected to be placed into service during the fourth quarter of 2004.

All of the tank barges in the current newbuild program are based on proprietary designs developed in-house by Hornbeck engineers. By the end of calendar 2005, Hornbeck’s tug and tank barge segment is currently expected to consist of 14 ocean-going tugs and 17 ocean-going tank barges, five of which will be double-hulled. This fleet count reflects the two newly acquired tugs and the four double-hulled tank barges currently under construction, net of the retirement of three single-hulled tank barges.

The Company will provide additional information and answer questions related to this press release during its upcoming second quarter 2004 earnings conference call on Wednesday, August 4, 2004 at 10:00 a.m. Eastern (9:00 a.m. Central), as previously announced.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These statements have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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